Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION APPOINTS

REGINALD H. GILYARD TO BOARD OF DIRECTORS

SANTA ANA, Calif., May 9, 2017 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, announced today that Reginald “Reggie” H. Gilyard has been appointed to the company’s board of directors.

Gilyard currently serves as the dean of the Argyros School of Business and Economics at Chapman University. Under his leadership, the school increased its ranking on prominent national lists of leading business schools for both undergraduate and graduate programs. Earlier in his career, he was a partner and managing director in the Los Angeles office of The Boston Consulting Group (BCG) – a $5 billion global management consulting company, which advises the world’s largest companies and public institutions. Gilyard spearheaded the company’s education practice in the U.S., focused on not-for-profit institutions, and also served private sector clients in the retail, consumer goods, media and technology sectors.

“I’m very pleased to welcome Reggie to the First American board,” said Parker S. Kennedy, chairman of First American Financial Corporation. “His in-depth knowledge and understanding of the complexities of large businesses, keen grasp of customer needs in a variety of industry sectors, and background in technology will make him an important contributor.”

Gilyard also serves on the boards of the Association to Advance Collegiate Schools of Business International, Pacific Charter School Development, and OCTANe, Orange County’s technology and life sciences accelerator organization.

He earned a bachelor’s degree in mathematics/operations research from the U.S. Air Force Academy, a master’s degree in computer systems from the Air Force Institute of Technology, and a master’s degree in business administration from Harvard Business School.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty

First American Financial Corporation Appoints Reginald H. Gilyard to Board of Directors

products; property and casualty insurance; and banking, trust and investment advisory services. With total revenue of $5.6 billion in 2016, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016 and again in 2017, First American was named to the Fortune 100 Best Companies to Work For® list. More information about the company can be found at www.firstam.com.

#  #  #

Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214